Exhibit 99.1

BRT REALTY TRUST REPORTS
FIRST QUARTER RESULTS
FOR DECEMBER 31, 2011

Great Neck, New York – February 9, 2012 – BRT REALTY TRUST (NYSE:BRT), a real estate investment trust primarily engaged in the business of originating and holding for investment senior mortgage loans secured by commercial and multi-family real estate in the United States, today announced operating results for the three months ended December 31, 2011.

Operating Results:

Total revenues for the three months ended December 31, 2011 were approximately $3.15 million, an increase of 29% or $702,000 from the three months ended December 31, 2010.  The increase was due primarily to the increase in interest on real estate loans.  This increase generally resulted from the increase in the average balance of earning loans outstanding, which is attributable to increased loan originations in fiscal 2011.  For the three months ended December 31, 2011, BRT originated approximately $25.5 million in loans compared to $28.3 million in the corresponding period in the prior year.

Total expenses for the quarter ended December 31, 2011 decreased by approximately $321,000 or 8.9%, from the quarter ended December 31, 2010.  The decrease is attributable to decreases in interest on borrowed funds, foreclosure related professional fees and operating expenses relating to real estate properties.  Partially offsetting the decrease was a $243,000 increase in general and administrative expenses.

Income from continuing operations was $3.38 million or $.24 per share for the current three months compared to a loss of $508,000 or $.04 per share for the three months ended December 31, 2010.  The increase is due to a $3.19 million gain on the sale of a loan held for sale and the increase in revenues and decrease in expenses described above.  Partially offsetting the increase was the loss of $18,000 on sale of available-for-sale securities compared to a $421,000 gain from such sales in the first quarter of fiscal 2011 as well as a loss of $75,000 in equity of unconsolidated ventures compared to $49,000 in earnings from such ventures in the first quarter of fiscal 2010.

Discontinued operations for the current quarter reflect a $490,000 gain on sale of a real estate asset.

Net income attributable to common shareholders was $3.9 million in the current quarter compared to a loss of $508,000 in the corresponding quarter of last year.

Subsequent Event:

From late December 2011 through February 2012, a subsidiary of the Newark Joint Venture entered into a series of agreements pursuant to which the subsidiary obtained access to financing of approximately $50 million to construct two buildings at the Teachers Village site located in Newark, NJ.  The buildings will be used for charter schools and retail space.  It is anticipated that construction of these buildings will be completed in 2013.  These funds will be released to the joint venture from time-to-time upon satisfaction of specified conditions.  The Newark Joint Venture is a consolidated subsidiary of BRT in which BRT owns a 50.1% equity interest.

Jeffrey A. Gould, president and chief executive officer commented that: “In January 2012, we completed, through a joint venture, one small acquisition of a multi-family property.  In addition to continuing to pursue bridge lending opportunities, we look forward to applying a portion of our approximately $80 million in cash, cash equivalents and available–for-sale securities to acquire, with joint venture partners, multi-family properties.  The Newark Joint Venture was also successful in arranging access to $50 million to fund construction of two buildings at its properties.”

Additional Information:

Interested parties are urged to review the Form 10-Q filed with the Securities and Exchange Commission for the quarter ended December 31, 2011 for further details. The Form 10-Q can also be linked through the “Investor Relations” section of BRT’s website. For additional information on BRT’s operations, activities and properties, please visit its website at www.brtrealty.com.

Forward Looking Information:

Certain information contained herein is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the apparent improvement in the economic environment and BRT’s ability to originate additional loans.  BRT intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “apparent”, “experiencing” or similar expressions or variations thereof.  Forward looking statements, including our ability to originate additional loans and acquire multi-family residential properties, involve known and unknown risks, uncertainties and other factors, which, in some cases, are beyond BRT’s control and could materially affect actual results, performance or achievements.  Investors are cautioned not to place undue reliance on any forward-looking statements and to carefully review the section entitled “Item 1A. Risk Factors” (including the risk factors pertaining to the Newark Joint Venture) in our Annual Report on Form 10-K for the year ended September 30, 2011.

Contact:  David W. Kalish – (516) 466-3100
BRT REALTY TRUST
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
www.BRTRealty.com

BRT REALTY TRUST AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three months ended
	December 31,
	2011	2010

Revenues:
Interest and fees on loans	$2,252	$1,399
Rental revenue from real estate properties	768	854
Recovery of previously provided allowance	7	-
Other revenues	127	199
Total revenues	3,154	2,452

Expenses:
Interest - borrowed funds	467	657
General and administrative expenses	1,674	1,431
Operating expenses on real estate properties	786	916
Other expenses	355	599
Total expenses	3,282	3,603

Total revenues less total expenses	(128)	(1,151)

Equity in (loss) earnings of unconsolidated ventures	(75)	49
(Loss) gain on sale of available-for-sale securities	(18)	421
Gain on sale of loan	3,192	-
Income (loss) from continuing operations	2,971	(681)

Discontinued operations:
Gain on sale of real estate assets	490	-
Discontinued operations	490	-

Net income (loss)	3,461	(681)

Plus: net loss attributable to noncontrolling interest	413	173

Net income (loss) attributable to common shareholders	$3,874	$(508)

Basic and diltued per share amounts attributable to common shareholders:

Income (loss) from continuing operations	$0.24	$(0.04)
Discontinued operations	$0.04	-
Basic and diluted earnings(loss) per share	$0.28	$(0.04)

Amounts attributable to BRT Realty Trust:
Income(loss) from continuing operations	$3,384	$(508)
Discontinued operations	490	-
Net income (loss)	$3,874	$(508)

Weighted average number of
common shares outstanding:
Basic and diluted	13,982,164	13,977,706